Exhibit 10.3

LEASE GUARANTY

This LEASE GUARANTY (this “Guaranty”) is made as of _______________, 2020, by EMCORE CORPORATION, a New Jersey corporation (“Guarantor”), to and for the benefit of _____________ (“Landlord”).

RECITALS

A.            Systron Donner Inertial, Inc., a Delaware corporation (“Tenant”), and Landlord are parties to that certain Single-Tenant Triple Net Lease of even date herewith, with respect to certain premises located at 2700 Systron Drive, Concord, California, as more particularly described in the Lease. Initially capitalized terms that are used but not otherwise defined herein shall have the meanings given to them in the Lease.

B.            Tenant is a wholly-owned subsidiary of Guarantor, and Guarantor shall derive financial benefits from the success of Tenant and the Lease.

C.            In order to induce Landlord to enter into the Lease with Tenant, Guarantor has agreed to execute and deliver this Guaranty to Landlord.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.             Guaranty of Obligations. Guarantor hereby guarantees the payment when due of Monthly Rent, and all other additional rent, interest and charges to be paid by Tenant under the Lease, and the performance by Tenant of all of the material terms, conditions, covenants and agreements of the Lease, including, without limitation, the environmental indemnification set forth in Section 16.3 of the Lease. All payments required to be made by Guarantor hereunder shall be paid to Landlord in legal United States currency or tender at Landlord’s address set forth below, or at such other address as Landlord may specify from time to time. Notwithstanding any other provision in this guaranty, (a) Guarantor may assert as a defense to any payment by the Guarantor hereunder, any defense that Tenant could assert against Landlord pursuant to the Lease (provided that Guarantor may not assert the bankruptcy, insolvency, lack of authority or power, dissolution, liquidation or any other similar debtor defense of Tenant or its successors or permitted assigns as such a defense); and (b) the obligations of Guarantor hereunder shall not be greater than the obligations of Tenant under the Lease, plus any obligation of Guarantor to pay the reasonable expenses incurred by Landlord in any successful enforcement of its rights under the Lease or this Guaranty.

2.             No Release or Discharge. This Guaranty is irrevocable, absolute, present, continuing and unconditional, and the obligations of Guarantor shall not be released, impaired, modified, limited or affected in any way by (a) any extensions of time, indulgences or modification which Landlord may extend to Tenant in the performance of its obligations under the Lease; (b) any failure of Landlord to enforce any of the conditions of the Lease; (c) any assignment or other transfer of the Lease or this Guaranty by Landlord; (d) any assignment or other transfer of the Lease by Tenant or the sublease of all or part of the Property by Tenant; (e) any amendments to or modifications of the Lease; (f) the release or discharge of Tenant in bankruptcy or other creditors’ proceedings; or (g) any rejection or disclaimer of Tenant. In addition, the obligations hereunder of Guarantor shall extend and apply with respect to the full and faithful performance and observance of all of the covenants, terms and conditions of Tenant to be performed (i) if the Lease shall be renewed, or its term extended, for any period beyond the date specified in the Lease for the expiration of said term, either pursuant to any option granted under the Lease or otherwise; and (ii) if Tenant holds over beyond the term of the Lease.

3.             Waiver.  Guarantor waives (a) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty; (b) notice of any extensions of time for performance which Landlord may grant to Tenant and to any modifications or amendments to the Lease to which Landlord and Tenant, or their successors and assigns may agree; (c) any right to require that any action be brought against Tenant; and (d) until this Guaranty is terminated pursuant to Section 5 below, any rights Guarantor may have against Tenant by reason of one or more payments or acts in compliance with Guarantor’s obligations hereunder. Guarantor does not require any notice of Tenant’s non-payment, non-performance or nonobservance of the covenants, terms, and conditions of the Lease, Guarantor hereby expressly waiving the right to receive such notice.

4.             Primary Obligation. This Guaranty is a primary obligation of Guarantor. Provided that all applicable notice, cure and grace periods have expired under the Lease with respect to any Tenant default, Landlord may proceed against Guarantor hereunder without first proceeding against or exhausting its rights and remedies against Tenant or any other guarantor.

5.             Termination.  This Guaranty shall terminate and be of no further force or effect at such time as (i) Tenant has satisfied all of Tenant’s obligations under the Lease; or (ii) Landlord has released Tenant from Tenant’s obligations under the Lease.

6.             Intentionally Omitted.

7.             Notices.  Any notice, demand or other communication which either party may desire or may be required to give to the other party shall be in writing, and shall be deemed given if delivered via hand delivery or by nationally recognized overnight courier (in either case with evidence of receipt of refusal thereof) addressed to the intended recipient at its address set forth below, or to such other address as such intended recipient may have designated by notice furnished in accordance herewith:

If to Landlord:

If to Guarantor:	EMCORE Corporation
Attn: General Counsel
2015 Chestnut St.
Alhambra, CA 91803

Except as otherwise specifically required herein, notice of the exercise of any right, option or power granted to Landlord by this Guaranty is not required to be given.

8.            Governing Law. For any matter relating to procedural or substantive law, this Guaranty shall be construed and enforced according to the internal laws of the State of California without reference to conflict of laws.

9.            Interpretation.  If any provision of this Guaranty, or any paragraph, sentence, clause, phase, or word, or the application thereof, is held invalid in any circumstance, the validity of the remainder of this Guaranty shall be construed as if such invalid part were never included herein. The headings of sections and paragraphs in this Guaranty are for convenience only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof. As used in this Guaranty, the singular includes the plural, and masculine, feminine and neuter pronouns are fully interchangeable, where the context so requires.

10.          Successors and Assigns. This Guaranty shall be binding upon, and the term “Guarantor” shall include, the successors, assigns, legal representatives and other transferees of Guarantor. This Guaranty shall also inure to the benefit of Landlord’s successors, assigns, and legal representatives.

11.          Due Authorization. Guarantor represents and warrants that this Guaranty has been duly authorized by all necessary corporate action on Guarantor’s part, has been duly executed and delivered by a duly authorized officer, and constitutes Guarantor’s valid and legally binding agreement in accordance with its terms.

12.          Complete Agreement. This Guaranty represents the entire understanding of the parties with respect to the subject matter hereof. This Guaranty shall not be modified except by a written agreement signed by the parties hereto.

[Signature pages to follow.]

IN WITNESS WHEREOF, Guarantor executes this Guaranty as in instrument under seal as of the day and year first written above.

EMCORE CORPORATION,
a New Jersey corporation

By:
Name:
Title:

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